FOR IMMEDIATE RELEASE	Contacts:
	Investors:	Seth Zaslow szaslow@tkogrp.com
	Media:	press@tkogrp.com

TKO Reports First Quarter 2024 Results

Updates Full Year 2024 Guidance

TKO Transaction Highlights

On September 12, 2023, Endeavor and WWE closed the transaction to combine UFC and WWE to form a new, publicly listed company, TKO Group Holdings, Inc. Reported results presented in this earnings release prior to September 12, 2023 reflect only UFC activity.

First Quarter 2024 Financial Highlights

•	Revenue of $629.7 million
•	Net loss of $249.5 million
•	Adjusted EBITDA[1] of $282.2 million

First Quarter 2024 Operational Highlights and Recent Developments

•	UFC held 11 events, including five with live audiences, that consistently delivered strong viewership and attendance and set several all-time records for gross revenue at the respective arenas
•	In April, UFC 300 was one of the most successful and highest-grossing events in UFC history with a gate of $16.5 million and attendance of 20,067 at T-Mobile Arena in Las Vegas
•

WWE held 47 events, including two premium live events. Each WWE premium live event (Royal Rumble and Elimination Chamber) delivered all-time records for gross revenue and viewership for the respective event

•

WWE entered into a long-term media rights agreement with Netflix for Raw beginning in January 2025; subsequently, WWE entered into a $25 million domestic media rights agreement with NBCUniversal for Raw to remain on USA Network for the fourth quarter of 2024

•

In April, WrestleMania XL was held at Lincoln Financial Field in Philadelphia over two consecutive nights in front of a combined 145,298 fans. WrestleMania XL was the highest-grossing event in WWE history, increasing 78% as compared to the previous record set at WrestleMania 39. Prime Hydration, the exclusive “Official Hydration Drink Partner” of WWE, became the first partner to ever appear on the center of the WWE ring

•

TKO reached an agreement to settle all claims asserted in both UFC antitrust lawsuits for an aggregate amount of $335 million. The settlement is payable in installments and is anticipated to be deductible for tax purposes

Full Year 2024 Guidance

•	The Company increased its target for revenue to $2.610 billion to $2.685 billion
•	The Company increased its target for Adjusted EBITDA to $1.185 billion to $1.205 billion
•	The Company revised its target for Free Cash Flow Conversion[2] to in excess of 40%

New York, NY, May 8, 2024 – TKO Group Holdings, Inc. (“TKO” or the “Company”) (NYSE: TKO) today announced financial results for its first quarter ended March 31, 2024.

“TKO is off to a strong start in 2024 with multiple record-setting live events, new brand partnerships, and media rights deals for WWE Raw,” said Ariel Emanuel, Executive Chair and CEO of TKO. “With our momentum in the first quarter and solid financial results, we have raised our full year 2024 guidance. We also reached an agreement to settle all claims asserted in both UFC antitrust lawsuits. These positive developments, along with the strength in our underlying businesses, give us more conviction than ever in the combination of UFC and WWE, and in TKO’s ability to deliver sustainable long-term value for shareholders.”

First-Quarter Consolidated Results

Revenue increased 105%, or $323.0 million, to $629.7 million. The increase reflected an increase of $6.3 million at UFC, to $313.0 million, and the contribution of $316.7 million of revenue at WWE.

Net Loss was $249.5 million, a decrease of $337.4 million from net income of $87.9 million in the prior year period. The decrease reflected an increase in operating expenses partially offset by the increase in revenue. The increase in operating expenses primarily reflected an increase in selling, general and administrative expenses of $475.6 million, an increase in direct operating costs of $111.8 million, and an increase in depreciation and amortization of $91.9 million. The increase in selling, general and administrative expenses included a legal settlement of $335.0 million related to a UFC antitrust matter.

Adjusted EBITDA1 increased 63%, or $109.6 million, to $282.2 million, due to an increase of $8.8 million at UFC and the contribution of $140.2 million of Adjusted EBITDA at WWE, partially offset by an increase of $39.4 million in corporate expenses.

Cash flows generated by operating activities were $59.3 million, a decrease of $10.4 million from $69.7 million, primarily due to lower net income and the timing of working capital.

Free Cash Flow2 was $27.8 million, a decrease of $37.3 million from $65.1 million, due to the decrease in cash flows generated by operating activities and an increase in capital expenditures, which was primarily related to WWE’s new headquarter facility.

Cash and cash equivalents were $245.8 million as of March 31, 2024. Gross debt was $2.752 billion as of March 31, 2024.

Results by Operating Segment3

The schedule below reflects TKO’s performance by operating segment:

	Three Months Ended
(in millions)	March 31,
	2024	2023
Revenue:
UFC	$313.0	$306.7
WWE	316.7	—
Total Revenue	$629.7	$306.7

Adjusted EBITDA:
UFC	$195.1	$186.3
WWE	140.2	—
Corporate	(53.1)	(13.7)
Total Adjusted EBITDA	$282.2	$172.6

UFC

First Quarter 2024

Revenue increased 2%, or $6.3 million, to $313.0 million primarily driven by a $10.6 million increase in sponsorship revenue and a $3.9 million increase in live events revenue, partially offset by a $9.6 million decrease in media rights and content revenue. The increase in sponsorship revenue was primarily related to new sponsors and an increase in fees from renewals compared to the prior year period. The increase in live events revenue was primarily due to an increase in ticket sales related to the mix of event territories and venues, which more than offset one less event with live audiences compared to the prior year period. The decrease in media rights and content revenue was primarily related to holding one fewer numbered event, which more than offset holding two additional Fight Night events compared to the prior year period. Consumer products revenue increased $1.4 million primarily related to higher video game royalties.

	Three Months Ended
(in millions)	March 31,
	2024	2023
UFC Revenue:
Media Rights & Content	$214.5	$224.1
Live Events	35.3	31.4
Sponsorship	48.6	38.0
Consumer Products	14.6	13.2
Total Revenue	$313.0	$306.7

Adjusted EBITDA increased 5%, or $8.8 million, to $195.1 million, due to the increase in revenue (as described above) and a decrease in expenses. Direct expenses decreased primarily due to lower production, marketing and athlete costs as well as a decline in direct costs of revenue due to one fewer numbered event, which more than offset having two additional Fight Night events compared to the prior year period. Selling, general and administrative expenses decreased primarily related to lower travel expenses from holding one fewer numbered event and one fewer international event compared to the prior year period.

Adjusted EBITDA margin increased to 62% from 61%.

WWE

First Quarter 2024

As a result of the timing of the consummation of the business combination on September 12, 2023, the information below includes WWE’s reported results for the three months ended March 31, 2024.  The presentation of WWE’s historical information provided for the three months ended March 31, 2023 is for illustrative purposes to facilitate an understanding of its historical operating results prior to the consummation of the business combination.  (See “Basis of Presentation” for further details.)

Revenue was $316.7 million for the period from January 1, 2024 through March 31, 2024.

WWE revenue was $297.6 million for the period from January 1, 2023 through March 31, 2023. The increase of 6%, or $19.1 million, was primarily due to an increase in live events revenue and an increase in media rights and content revenue partially offset by a decrease in consumer products revenue. The increase in live events revenue was primarily related to an increase in ticket sales and site fees. The increase in media rights and content fees was primarily related to the contractual escalation of media rights fees for WWE’s flagship weekly programming, Raw and SmackDown, and premium live events. The decline in consumer products revenue was primarily due to the absence of revenue recorded in the prior year period related to the early termination of an agreement for licensed collectibles as well as the previously disclosed transition of our venue merchandise business to Fanatics in May 2023.

	Three Months Ended
(in millions)	March 31,
	2024	2023
WWE Revenue:
Media Rights & Content	$221.1	$—
Live Events	50.2	—
Sponsorship	13.8	—
Consumer Products	31.6	—
Total Revenue	$316.7	$—

Adjusted EBITDA was $140.2 million for the period from January 1, 2024 through March 31, 2024.

WWE Adjusted EBITDA was $117.0 million for the period from January 1, 2023 through March 31, 2023. The increase of 20%, or $23.2 million, was due to the increase in revenue (as described above) and a decrease in expenses. Expenses decreased primarily due to a decline in personnel costs and other direct costs, principally related to planned cost reduction initiatives implemented following the formation of TKO, partially offset by an increase in production costs as well as travel and entertainment costs.

Adjusted EBITDA margin was 44% for the period from January 1, 2024 through March 31, 2024, an increase compared to WWE’s Adjusted EBITDA margin of 39% for the period from January 1, 2023 through March 31, 2023.

Corporate

First Quarter 2024

Corporate Adjusted EBITDA was a loss of $53.1 million, as compared to a loss of $13.7 million in the prior year period.

Including WWE activity for the period from January 1, 2023 through March 31, 2023, Corporate combined Adjusted EBITDA3 was a loss of $46.5 million for the first quarter of 2023. The decrease of $6.6 million was primarily due to an increase in personnel costs, including TKO executive compensation, and other general and administrative expenses, including public company expenses, following the formation of TKO in September 2023. The decrease also reflected an  increase in service fees paid to Endeavor under the Company’s Services Agreement. These increases more than offset savings associated with restructuring activities following the formation of TKO.

Other Matters

For the three month period ended March 31, 2024, the Company’s consolidated pre-tax results included $345.2 million in costs related to certain litigation matters at UFC and WWE, including the impact of a $335.0 million charge for the settlement of both UFC antitrust lawsuits. The settlement, which remains subject to court approval, is payable in three installments. The Company expects to make two payments totaling $200 million in 2024 and one payment of $135 million in 2025. A reconciliation of Net (Loss) Income to Adjusted EBITDA for the three month periods ended March 31, 2024 and 2023 can be found in the supplemental schedule on page 14 of this release.

As previously disclosed, on September 12, 2023, Endeavor Group Holdings Inc. (“Endeavor”) and World Wrestling Entertainment, LLC (“WWE”) closed the transaction to combine the Ultimate Fighting Championship (“UFC”) and WWE to form a new, publicly listed company, TKO Group Holdings, Inc. (“TKO”). For the three months ended March 31, 2024 and 2023, the Company’s consolidated pre-tax results included $0.5 million and $5.4 million, respectively, of merger and acquisition related costs. For the three months ended March 31, 2024, the Company’s consolidated pre-tax results also included $11.6 million (inclusive of $2.4 million of equity-based compensation expense) of restructuring, severance and impairment costs resulting from the Company’s cost reduction program, which was implemented to realize synergy opportunities and integrate the combined operations of WWE and UFC.

Full Year 2024 Guidance

In February, the Company issued revenue and Adjusted EBITDA guidance of $2.575 billion - $2.650 billion and $1.150 billion - $1.170 billion, respectively, for the full year 2024. Based on outperformance through the first three months of the year as well as a $25 million domestic media rights agreement for

Raw for the fourth quarter of 2024, the Company is raising its guidance and now expects full year 2024 revenue of $2.610 billion - $2.685 billion and Adjusted EBITDA of $1.185 billion - $1.205 billion.

In February, the Company issued full year 2024 Free Cash Flow Conversion guidance of in excess of 50%. Primarily as a result of the expected payments in 2024 associated with the settlement of the UFC antitrust lawsuits (see “Other Matters” for further details), the Company is revising its target for full year 2024 Free Cash Flow Conversion to in excess of 40%.

The Company intends to provide additional detail related to its 2024 guidance on today’s earnings call.

Return of Capital to Shareholders

As previously disclosed, in April 2024, the Company repurchased approximately 1.9 million shares of Class A common stock for $165.0 million. Since the closing of the transaction to form TKO in September 2023, the Company has repurchased approximately 3.2 million shares of Class A common stock for an aggregate amount of $265.0 million.

Notes

(1)

The definition of Adjusted EBITDA can be found in the Non-GAAP Financial Measures section of the release on page 7. A reconciliation of Net Income to Adjusted EBITDA for the three month periods ended March 31, 2024 and 2023 can be found in the Supplemental Information in this release on page 14.

(2)

The definition of Free Cash Flow and Free Cash Flow Conversion can be found in the Non-GAAP Financial Measures section of the release on page 7. A reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow for the three month periods ended March 31, 2024 and 2023 can be found in the Supplemental Information in this release on page 15.

(3)	An explanation of the basis of presentation can be found in this release on page 8.

Non-GAAP Financial Measures

The Company refers to certain financial measures that are not recognized under United States generally accepted accounting principles (“GAAP”). This press release includes financial measures that are not calculated in accordance with GAAP, including Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow and Free Cash Flow Conversion. Please see the definitions below and the reconciliation tables included in this release for additional information and a reconciliation of the Non-GAAP financial measures to the most comparable GAAP financial measures.

The Company defines Adjusted EBITDA as net income excluding income taxes, net interest expense, depreciation and amortization, equity-based compensation, merger and acquisition costs, certain legal costs, restructuring, severance and impairment charges, and certain other items when applicable. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by revenue.

TKO management believes that Adjusted EBITDA is useful to investors as it eliminates the significant level of non-cash depreciation and amortization expense that results from its capital investments and intangible assets, and improves comparability by eliminating the significant level of interest expense associated with TKO’s debt facilities, as well as income taxes which may not be comparable with other companies based on TKO’s tax and corporate structure. Adjusted EBITDA and Adjusted EBITDA margin are used as the primary bases to evaluate TKO’s consolidated operating performance.

Adjusted EBITDA and Adjusted EBITDA margin have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of TKO’s results as reported under GAAP. Some of these limitations are:

•	they do not reflect every cash expenditure, future requirements for capital expenditures, or contractual commitments;
•	Adjusted EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on TKO’s debt;
•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced or require improvements in the future, and Adjusted EBITDA and Adjusted EBITDA margin do not reflect any cash requirement for such replacements or improvements; and

•	they are not adjusted for all non-cash income or expense items that are reflected in TKO’s statements of cash flows.

TKO management compensates for these limitations by using Adjusted EBITDA and Adjusted EBITDA margin along with other comparative tools, together with GAAP measurements, to assist in the evaluation of TKO’s operating performance.

Adjusted EBITDA and Adjusted EBITDA margin should not be considered substitutes for the reported results prepared in accordance with GAAP and should not be considered in isolation or as alternatives to net income as indicators of TKO’s financial performance, as measures of discretionary cash available to it to invest in the growth of its business or as measures of cash that will be available to TKO to meet its obligations. Although TKO uses Adjusted EBITDA and Adjusted EBITDA margin as financial measures to assess the performance of its business, such use is limited because it does not include certain material costs necessary to operate TKO’s business. TKO’s presentation of Adjusted EBITDA and Adjusted EBITDA margin should not be construed as indications that its future results will be unaffected by unusual or nonrecurring items. These non-GAAP financial measures, as determined and presented by TKO, may not be comparable to related or similarly titled measures reported by other companies. Set forth below are reconciliations of TKO’s most directly comparable financial measures calculated in accordance with GAAP to these non-GAAP financial measures on a consolidated basis.

The Company defines Free Cash Flow as net cash provided by operating activities less cash used for capital expenditures. TKO views net cash provided by operating activities as the most directly comparable GAAP measure. Free Cash Flow Conversion is defined as Free Cash Flow divided by Adjusted EBITDA. Although they are not recognized measures of liquidity under U.S. GAAP, Free Cash Flow and Free Cash Flow Conversion provide useful information regarding the amount of cash TKO’s continuing business generates after capital expenditures and is available for reinvesting in the business, debt service, share repurchases and payment of dividends. Free Cash Flow and Free Cash Flow Conversion have certain limitations in that they do not represent the total increase or decrease in the cash balance for the period, nor do they represent the residual cash flow for discretionary expenditures.

Reconciliations of the Company’s Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow and Free Cash Flow Conversion guidance to the most directly comparable GAAP financial measures cannot be provided without unreasonable efforts and are not provided herein because of the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations and certain other items reflected in our reconciliation of historical Adjusted EBITDA and Free Cash Flow, the amounts of which, could be material.

Basis of Presentation

As a result of the timing of the consummation of the business combination on September 12, 2023, TKO’s consolidated financial information presented herein includes UFC’s results for the three months ended March 31, 2024 and 2023, includes WWE’s results for the three months ended March 31, 2024 and includes results for both UFC and WWE as of December 31, 2023.

Information in this release includes results for the WWE segment and Corporate on a combined basis to include periods prior to the business combination. Information presented on a combined basis does not reflect any pro forma adjustments or other adjustments for costs related to integration activities, cost savings or synergies that have been or may be achieved if the business combination occurred on January 1, 2023.

Effective September 12, 2023, the Company operates its business under two reportable segments, UFC and WWE. The UFC segment consists entirely of the operations of the Company’s UFC business which was the sole reportable segment prior to the acquisition of WWE, while the WWE segment consists entirely of the operations of the WWE business acquired on September 12, 2023. In addition, it reports results for the “Corporate” group, which incurs expenses that are not allocated to the business segments. The Corporate group consists of general and administrative expenses that relate largely to corporate activities, including information technology, facilities, legal, human resources finance, accounting, treasury, investor relations, corporate communications, community relations and compensation to TKO’s management and board of directors, which support both reportable segments. Corporate expenses also include service fees paid by the Company to Endeavor under the Services Agreement. All prior period amounts related to the segment change have been retrospectively reclassified to conform to the new presentation. The profitability measure employed by the Company in assessing operating performance, including that of its segments, is Adjusted EBITDA. The Company defines Adjusted EBITDA as net income, excluding income taxes, net interest expense, depreciation and amortization, equity-based compensation, merger and acquisition costs, certain legal costs, restructuring, severance and impairment charges, and certain other items when applicable. Adjusted EBITDA includes amortization expenses directly related to supporting the operations of the Company’s segments, including content production asset amortization.

Additional Information

As previously announced, TKO will host a conference call at 5:00 p.m. ET on May 8, 2024, to discuss its first quarter 2024 results. All interested parties are welcome to listen to a live webcast that will be hosted through the Company’s website at investor.tkogrp.com. Participants can access the conference call by dialing 1-833-470-1428 (conference ID: 099344). Please reserve a line 5-10 minutes prior to the start time of the conference call.

Any accompanying materials referenced during the call will be made available on May 8, 2024, at investor.tkogrp.com. A replay of the call will be available approximately two hours after the conference call concludes and can be accessed on the Company’s website.

About TKO

TKO Group Holdings, Inc. (NYSE: TKO) is a premium sports and entertainment company. TKO includes UFC, the world’s premier mixed martial arts organization, and WWE, the recognized global leader in sports entertainment. Together, our organizations reach more than 1 billion households in approximately 210 countries and territories, and we organize more than 300 live events year-round, attracting more than two million fans. TKO is majority owned by Endeavor Group Holdings, Inc. (NYSE: EDR), a global sports and entertainment company.

Website Disclosure

Investors and others should note that TKO announces material financial and operational information to its investors using press releases, SEC filings and public conference calls and webcasts, as well as its Investor Relations site at investor.tkogrp.com. TKO may also use its website as a distribution channel of material information about the Company. In addition, you may automatically receive email alerts and other information about TKO, UFC and WWE when you enroll your email address by visiting the “Investor Email Alerts” option under the Resources tab on investor.tkogrp.com.

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including statements regarding TKO’s business strategy and plans, financial condition, and anticipated financial or operational performance. The words “believe,” “may,” “will,” “estimate,” “potential,” “continue,” “anticipate,” “intend,” “expect,” “could,” “would,” “project,” “plan,” “target,” and similar expressions are intended to identify forward-looking statements, though not all forward-looking statements use these words or expressions. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees and involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from what is expressed or implied by the forward-looking statements, including, but not limited to: TKO’s ability to generate revenue from discretionary and corporate spending on events; TKO’s dependence on key relationships with television and cable networks, satellite providers, digital streaming partners and other distribution partners; TKO’s ability to adapt to or manage new content distribution platforms or changes in consumer behavior; adverse publicity concerning the Company or its key personnel; the highly competitive, rapidly changing and increasingly fragmented nature of the markets in which TKO operates; financial risks with owning and managing events for which TKO sells media and sponsorship rights, ticketing and hospitality; risks related to the integration and realization of the expected benefits of the business combination of UFC and WWE; the Company’s substantial indebtedness; and other important factors discussed in the section entitled “Risk Factors” in TKO’s final prospectus on Form 424(b)(3) filed with the United States Securities and Exchange Commission (the “SEC”) on September 19, 2023, as any such factors may be updated from time to time in TKO’s other filings with the SEC, including, without limitation, TKO’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed by TKO, accessible on the SEC’s website at www.sec.gov and TKO’s investor relations site at investor.tkogrp.com. Forward-looking statements speak only as of the date they are made and, except as may be required under applicable law, TKO undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TKO Group Holdings, Inc.

Consolidated Income Statements

(In millions, except per share data)

(Unaudited)

	Three Months Ended
	March 31,
	2024	2023
Revenue	$629.7	$306.7
Operating expenses:
Direct operating costs	201.0	89.2
Selling, general and administrative expenses	531.9	56.3
Depreciation and amortization	107.1	15.2
Total operating expenses	840.0	160.7
Operating (loss) income	(210.3)	146.0
Other expenses:
Interest expense, net	(64.5)	(53.9)
Other expense, net	(0.3)	(0.3)
(Loss) income before income taxes and equity losses of affiliates	(275.1)	91.8
(Benefit from) provision for income taxes	(25.5)	3.6
(Loss) income before equity losses of affiliates	(249.6)	88.2
Equity (earnings) losses of affiliates, net of tax	(0.1)	0.3
Net (loss) income	(249.5)	87.9
Less: Net (loss) income attributable to non-controlling interests	(145.7)	0.3
Less: Net income attributable to TKO Operating Company, LLC prior to the Transactions	—	87.6
Net loss attributable to TKO Group Holdings, Inc.	$(103.8)	$—

Basic and diluted net loss per share of Class A common stock	$(1.26)	N/A

Weighted average number of common shares used in computing basic and diluted net loss per share	82,351,654	N/A

TKO Group Holdings, Inc.

Consolidated Balance Sheets

(In millions)

(Unaudited)

	As of
	March 31,	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$245.8	$235.8
Accounts receivable, net	171.6	135.4
Other current assets	164.4	121.2
Total current assets	581.8	492.4
Property, buildings and equipment, net	611.8	608.4
Intangible assets, net	3,483.0	3,563.7
Finance lease right-of-use assets, net	259.9	255.7
Operating lease right-of-use assets, net	36.4	35.5
Goodwill	7,666.1	7,666.5
Investments	16.0	16.4
Other assets	67.3	52.1
Total assets	$12,722.3	$12,690.7
Liabilities, Non-controlling Interests and Stockholders' Equity
Current liabilities:
Accounts payable	$22.6	$42.0
Accrued liabilities	405.7	267.4
Current portion of long-term debt	22.3	22.4
Current portion of finance lease liabilities	10.9	8.1
Current portion of operating lease liabilities	4.9	4.2
Deferred revenue	111.8	119.0
Other current liabilities	12.3	9.0
Total current liabilities	590.5	472.1
Long-term debt	2,708.4	2,713.9
Long-term finance lease liabilities	249.2	245.3
Long-term operating lease liabilities	33.0	32.9
Deferred tax liabilities	372.9	372.9
Other non-current liabilities	137.9	3.0
Total liabilities	4,091.9	3,840.1
Commitments and contingencies
Redeemable non-controlling interests	12.4	11.6
Stockholders' equity:
Class A common stock	—	—
Class B common stock	—	—
Additional paid-in capital	4,275.9	4,244.5
Accumulated other comprehensive (loss) income	(2.1)	(0.3)
Accumulated deficit	(239.1)	(135.2)
Total TKO Group Holdings, Inc. stockholders’ equity	4,034.7	4,109.0
Nonredeemable non-controlling interests	4,583.3	4,730.0
Total stockholders' equity	8,618.0	8,839.0
Total liabilities, nonredeemable non-controlling interests and stockholders' equity	$12,722.3	$12,690.7

TKO Group Holdings, Inc.

Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Three Months Ended
	March 31,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(249.5)	$87.9
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	107.2	15.1
Amortization and impairments of content costs	7.7	3.9
Amortization of original issue discount and deferred financing cost	2.7	2.6
Equity-based compensation	30.2	5.8
Income taxes	(29.8)	0.8
Equity losses of affiliates	(0.1)	0.3
Net provision for allowance for doubtful accounts	0.4	0.1
Other, net	—	(0.1)
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable	(36.5)	(7.7)
Other current assets	(12.5)	(13.9)
Other noncurrent assets	(18.0)	(3.1)
Accounts payable and accrued liabilities	129.2	(24.7)
Deferred revenue	(7.6)	(3.9)
Other liabilities	135.9	6.6
Net cash provided by operating activities	59.3	69.7
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, buildings and equipment and other assets	(31.5)	(4.6)
Investment in affiliates, net	(4.8)	—
Proceeds from sale of property, buildings and equipment	0.1	—
Net cash used in investing activities	(36.2)	(4.6)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long-term debt	(10.0)	(8.2)
Distributions to members	(0.6)	(101.4)
Net cash used in financing activities	(10.6)	(109.6)

Effects of exchange rate movements on cash	(2.5)	—

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	10.0	(44.5)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	235.8	180.6
CASH AND CASH EQUIVALENTS, END OF PERIOD	$245.8	$136.1
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$64.2	$50.5
Cash payments for income taxes	$6.5	$2.9
NON-CASH INVESTING AND FINANCING TRANSACTIONS:
Purchases of property and equipment recorded in accrued expenses and accounts payable	$24.4	$0.6
Capital contribution from parent for equity-based compensation	$2.8	$5.8
Principal stockholder contributions	$1.5	$—

TKO Group Holdings, Inc.

Reconciliation of Adjusted EBITDA and Adjusted EBITDA Margin

(In millions, except percentages)

(Unaudited)

	Three Months Ended
	March 31,
	2024	2023
Net (loss) income	$(249.5)	$87.9
(Benefit from) provision for income taxes	(25.5)	3.6
Interest expense, net	64.5	53.9
Depreciation and amortization	107.1	15.2
Equity-based compensation expense (1)	30.2	5.8
Merger and acquisition costs (2)	0.5	5.4
Certain legal costs (3)	345.2	0.4
Restructuring, severance and impairment (4)	9.2	—
Other adjustments	0.5	0.4
Total Adjusted EBITDA	$282.2	$172.6
Net (loss) income margin	(40)%	29%
Adjusted EBITDA margin	45%	56%

(1)

Equity-based compensation represents primarily non-cash compensation expense for awards issued under Endeavor’s 2021 Plan subsequent to its April 28, 2021 IPO, for the Replacement Awards and for awards issued under the 2023 Incentive Award Plan. For the three months ended March 31, 2024, equity-based compensation includes $9.0 million of expense associated with certain services provided by an independent contractor in the WWE segment and $2.4 million of expense associated with accelerated vesting of the Replacement Awards related to the workforce reduction of certain employees in the WWE segment and Corporate.

(2)	Includes certain costs of professional fees and bonuses related to the TKO transaction and payable contingent on the closing of the TKO transaction.
(3)

Includes costs related to certain litigation matters including antitrust matters for UFC and WWE, matters where Vincent K. McMahon has agreed to make future payments to certain counterparties personally and, for the three months ended March 31, 2024, the settlement of both UFC antitrust lawsuits for $335.0 million.

(4)

For the three months ended March 31, 2024 includes costs resulting from the Company’s cost reduction program. For more information, please refer to the Company’s various filings with the SEC, including, but not limited to, Note 15, Restructuring Charges, of its Form 10-Q for the three months ended March 31, 2024.

TKO Group Holdings, Inc.

Reconciliation of Free Cash Flow

(In millions)

(Unaudited)

	Three Months Ended
	March 31,
	2024	2023
Net cash provided by operating activities	$59.3	$69.7
Less cash used for capital expenditures:
Purchases of property, buildings and equipment and other assets (1)	(31.5)	(4.6)
Free Cash Flow	$27.8	$65.1

(1)

Purchases of property, buildings and equipment and other assets for the three months ended March 31, 2024 includes approximately $19.6 million of capital expenditures related to WWE’s new headquarter facility.